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EXHIBIT 99.1

[ENDOCARE LOGO AND LETTERHEAD]



FOR RELEASE September 24, 2003 at 7:30 AM EDT
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Investor Contact:          Media                     For Additional Information:
-----------------          -----                     ---------------------------
Matt Clawson               Len Hall                  William J. Nydam, President
Allen & Caron, Inc.        Allen & Caron, Inc.       Katherine Greenberg, CFO
949/474-4300               949/474-4300              Endocare, Inc.
matt@allencaron.com        len@allencaron.com        949/450-5400
www.allencaron.com                                   www.endocare.com

             ENDOCARE NAMES TERRENCE A. NOONAN TO BOARD OF DIRECTORS

IRVINE, CA (September 24, 2003)... Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive cryo technologies for tissue and cancer tumor ablation, today announced that it has appointed veteran medical and plastics industry executive Terrence A. Noonan, 66, to its Board of Directors. Noonan's appointment fills a vacancy created by the resignation from the board of former Endocare Chairman and Chief Executive Officer Paul Mikus, who has left the company and board in order to complete an orderly transition to the new management team.

         Prior to his retirement in 2000, Noonan spent 13 years in senior management with Laguna Niguel, CA-based Furon Company, a NYSE listed global medical and industrial polymer components manufacturer, culminating as its President and Chief Operating Officer from 1991 to 2000. During his tenure at Furon, company sales grew from $309 million to $494 million and net income grew from $2.4 million to $22.6 million.

         "Terry Noonan has the proven requisites to provide strong outside leadership to the Endocare organization," said Ronald A. Matricaria, chairman of the board's Nominating and Governance committee. "His exemplary record of operating success in a variety of industrial settings along with his leadership acumen and his strong grasp of corporate governance issues make him an ideal representative for the current and future shareholders of this company."

         Prior to Furon, Noonan spent 14 years in positions of growing executive responsibility at Cleveland-based Eaton Corporation/Samuel Moore & Co., a Fortune 500 diversified global manufacturer of transportation and electrical products. He had responsibility for a six-division group within the organization following Eaton's acquisition of Samuel Moore & Co. in 1978. Both before and after the merger, Noonan had strategic and operational responsibilities and oversaw an expanding segment of the organization through a period of growth on the top and bottom lines.

         Noonan, who lives in San Juan Capistrano, CA, earned a Bachelor of Science degree from Miami University and his E.M.B.A. from Case Western University. He has been active in numerous civic, charitable and professional organizations including serving on the Board of Regents of California Lutheran University, the Orange County YMCA Board of Directors; he served as Chairman of the Board and Executive Committee of the Ocean Institute and was a member of the Founders Board of Mission Hospital. Noonan currently serves on the boards of three corporate organizations.

                                 MORE-MORE-MORE

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ENDOCARE NAMES TERRENCE A. NOONAN TO BOARD OF DIRECTORS
Page 2-2-2

About Endocare
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         Endocare, Inc.--www.endocare.com-- is an innovative medical device company focused on the development of minimally invasive cryo technologies for tissue and cancer tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including the ablation of tumors in the kidney, lung, breast, liver and bones.

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, potential changes to its financial results as a result of bringing the Company into compliance with the reporting requirements under the Securities Exchange Act of 1934; negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies, changes in and/or attrition to the Company's senior management, limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company's products; uncertainty of product development and the associated risks related to clinical trials; the Company's ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products; difficulty in managing growth; the Company's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company's technology; the rapid pace of technological change in the Company's industry; fluctuations in the Company's order levels; uncertainty regarding the timing of filing of the Company's periodic reports; and the Company's successful relisting on NASDAQ. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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